CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Auto-trol Technology Corporation

     We consent to the incorporation by reference in the registration statements Nos. 2-66611, 2-73702, 2-80142, 33-637, and 33-15533 on Form S-8 of Auto-trol
Technology Corporation of our report dated November 16, 2000, relating to the consolidated balance sheets of Auto-trol Technology Corporation and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, comprehensive loss, shareholders' equity, and cash flows for the years then ended, which appears on page 11 of this annual report on Form 10-KSB of Auto-trol Technology Corporation.

     As discussed in Note 2 to the consolidated financial statements, affiliates of the Company's President, Chairman of the Board, and majority shareholder have provided significant financial support to the Company during 2000 and 1999 and in prior years. The Company will continue to be economically dependent upon this financial support from the shareholder until it achieves profitable operations. The shareholder has committed, in writing, to continue providing such financial support at least through December 31, 2001.



/s/ GELFOND HOCHSTADT PANGBURN, P.C.
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GELFOND HOCHSTADT PANGBURN, P.C.


Denver, Colorado
December 14, 2000